Exhibit 99.4

CV Sciences, Inc. Announces Proposed Settlement of Shareholder Litigation

San Diego, CA - September 27, 2022 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent consumer wellness company specializing in hemp extracts and other proven science-backed, natural ingredients and products, announced today that CV Sciences has received preliminary approval of the proposed settlement of six shareholder derivative lawsuits pending in Nevada and California. These lawsuits alleged breach of fiduciary duty and other claims against current and former board members arising out of a tweet issued by Citron Research on August 20, 2018, suggesting that the Company misled investors by failing to disclose certain facts related to its efforts to secure patent protection for its product CVSI-007 from the United States Patent and Trademark Office ("USPTO"), which facts plaintiffs alleged made it less likely that the Company would obtain patent protection. Defendants at all times denied any wrongdoing. On May 19, 2020, the USPTO issued a patent pertaining to CVSI-007.
The settlement agreement was executed by on July 28, 2022. On September 21, 2022, the District Court of Clark County, Nevada granted a motion for preliminary approval of the settlement agreement. On November 14, 2022, at 1:30 p.m., the District Court of Clark County, Nevada will hold a hearing to determine whether to grant final approval of the settlement agreement. The proposed settlement, if approved by the court, will resolve all claims asserted the defendants in these shareholder actions without any admission, concession or finding of any fault, liability or wrongdoing by the Company or any defendant. CV Sciences and the individual defendants continue to deny any wrongdoing. The proposed settlement contemplates the implementation by the Company of certain corporate reforms and payment of $275,000 in attorneys' fees to plaintiffs. The Company currently anticipates that all settlement payments will be paid through insurance, although no assurance can be provided.
Additional details regarding the proposed settlement are included in that Current Report on Form 8-K filed by CV Sciences with the Securities and Exchange Commission (“SEC”) on September 27, 2022. The Stipulation and Agreement of Settlement and Notice of Proposed Settlement ("Notice") are available at https://ir.cvsciences.com/governance-docs. A copy of the Notice is attached.
Notice of Settlement

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) is a consumer wellness company specializing in hemp extracts and other proven, science-backed, natural ingredients and products, which are sold through a range of sales channels from B2B to B2C. The Company’s

PlusCBD™ branded products are sold at select retail locations throughout the U.S. and are one of the top-selling brands of hemp extracts in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. CV Sciences follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s products are processed, produced, and tested throughout the manufacturing process to confirm strict compliance with company standards and specifications. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. PlusCBD™ was the first hemp extract supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego, California. The Company also operates a drug development division focused on developing and commercializing CBD-based novel therapeutics. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information
ir@cvsciences.com